Exhibit (c)(11)

 Follow-Up Materials Prepared for:  April 2026

 Source: S&P Global Market Intelligence and FactSet as of March 31, 2026. Note: Companies ordered by market cap.  (1) Selected companies include AFG, ASIC, BOW, FIHL, KNSL, MKL, PLMR, RLI, SKWD, and WRB.  Page 2 PRIVATE AND CONFIDENTIAL  2.71x  7.90x  4.20x  3.97x  1.70x  2.69x  2.58x  1.40x 1.30x  2.45x  2.21x  4.04x  2.95x  3.36x  2.17x 1.75x  0.78x 0.62x  1.55x  1.64x  Selected Specialty Companies: Historical Price / Book Value  3-Year Average vs. Current Price-to-Book Value  1.25x  1.75x  2.25x  2.75x  3.25x  4.25x  3.75x  Mar-23  Sep-23  Mar-24  Sep-24  Mar-25  Sep-25  Mar-26  3-Year Median: 2.59x  Current Median: 1.98x  Specialty Peer Median1 Price to Book Value Over the Last Three Years  Specialty peers trading at 3-year lows as pricing softens and investors focus on reserve adequacy  = 3-Year Average  = Current  3-Year Median: 2.59x  Current Median: 1.98x

 Page 3 PRIVATE AND CONFIDENTIAL  Source: S&P Global Market Intelligence and FactSet as of March 31, 2026.  (1) Performance does not include regular or special dividends.  (25%)  30%  85%  140%  195%  250%  Mar-23  Sep-23  Mar-24  Sep-24  Mar-25  Sep-25  Mar-26  Select Specialty Companies: 3-Year Stock Price Performance  Bowhead IPO  SKWD +100%  PLMR +116%  WRB +60%  S&P500 +59%  MKL +50%  FIHL +37%  BOW +32%  ASIC +16%  KNSL +14%  AFG +5%  RLI (14%)  3-Year Price Performance1  Very strong specialty performance through mid-2025 driven by favorable market backdrop and strong investor sentiment  PLMR, SKWD and BOW, the newest entrants outperformed the incumbent players driven by strong growth, favorable position within growing E&S and specialty market and increasing margins  As price increases moderate and growth stabilizes, softening market concerns grew  BOW’s limited operating history and loss experience to date likely drove outsized price decline

Market Statistics of Selected Specialty Companies

($ in millions, except per share amounts)						Debt +							
		Price	Market	Total Return		Pref. /	ROAE		Price / Book		Price / EPS		Dividend
Company	**Ticker**	**3/31/2026**	**Cap.**	**YTD**	**LTM**	**Tot. Cap.**	**2026E**	**2027E**	**Reported**	**Tangible**	**2026E**	**2027E**	**Yield**
Selected Specialty P&C Companies													
W. R. Berkley Corporation	WRB	$66.28	$24,821	(5.3%)	(4.2%)	24.2%	16.7%	15.8%	2.58x	2.65x	14.6x	13.6x	0.5%
Markel Corporation	MKL	1,914.07	24,071	(11.0%)	2.4%	21.7%	7.4%	7.3%	1.30	1.69	16.4	15.4	0.0%
American Financial Group, Inc.	AFG	127.71	10,638	(4.8%)	2.5%	29.7%	18.4%	18.6%	2.21	2.48	11.6	10.5	2.8%
Kinsale Capital Group, Inc.	KNSL	341.66	7,910	(12.6%)	(29.6%)	10.3%	22.4%	21.6%	4.04	4.04	17.1	15.5	0.3%
RLI Corp.	RLI	57.04	5,244	(10.6%)	(25.7%)	6.1%	14.3%	14.2%	2.95	3.04	20.0	19.5	1.1%
Palomar Holdings, Inc.	PLMR	119.50	3,189	(11.3%)	(12.8%)	24.1%	24.0%	22.2%	3.36	3.59	12.4	11.1	0.0%
Skyward Specialty Insurance Group, Inc.	SKWD	43.68	1,946	(14.5%)	(17.5%)	11.3%	18.4%	17.7%	1.75	1.92	9.0	7.9	0.0%
Fidelis Insurance Holdings Limited [1]	FIHL	19.11	1,488	(1.6%)	21.4%	26.3%	12.8%	12.8%	0.62	0.62	5.5	4.6	3.1%
Ategrity Specialty Insurance Company Holdings	ASIC	19.77	950	(5.9%)	16.3% [2]	0.0%	14.1%	16.5%	1.55	1.55	10.4	7.7	0.0%
Bowhead Specialty Holdings	BOW	22.43	737	(21.4%)	(44.8%)	24.6%	13.3%	14.5%	1.64	1.64	11.6	9.5	0.0%
Selected Monoline Workers' Compensation Companies [3]													
Employers Holdings, Inc.	EIG	$41.14	$801	(4.0%)	(16.2%)	3.9%	4.1%	4.8%	0.88x	0.94x	19.6x	16.5x	3.1%
AMERISAFE, Inc.	AMSF	33.33	626	(12.2%)	(31.7%)	0.0%	16.5%	16.1%	2.49	2.49	15.3	15.7	4.9%
Median				**(10.8%)**	**(8.5%)**	**22.9%**	**15.5%**	**16.2%**	**1.98x**	**2.20x**	**12.0x**	**10.8x**	**0.1%**
Average				**(9.9%)**	**(9.2%)**	**17.8%**	**16.2%**	**16.1%**	**2.20x**	**2.32x**	**12.9x**	**11.5x**	**0.8%**

Results at or for the period ended December 31, 2025.

(1) FIHL is pro-forma for their repurchase of 8,597,170 shares of common stock from CVC Falcon Holdings Limited on March 2, 2026.

(2) Total return calculated as of $17.00 IPO price on June 10, 2025.

(3) Excluded from Median and Average calculations.

Source: S&P Global Market Intelligence, FactSet and company filings.

Page 4 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

Bowhead Cost of Capital Analysis

($ in millions) Company	Ticker	Price 3/31/2026	Market Cap.	Total Debt	Debt / Market Cap.	Adjusted Levered Beta[1]	Unlevered Beta	Equity Size Premium	CAPM
Selected Peers									
W. R. Berkley Corporation	WRB	$66.28	$24,821	$3,100	12.5%	0.47	0.42	0.33%	7.3%
Markel Corporation	MKL	1,914.07	24,071	5,014	20.8%	0.74	0.61	0.33%	8.3%
American Financial Group, Inc.	AFG	127.71	10,638	2,036	19.1%	0.67	0.56	0.49%	8.2%
Kinsale Capital Group, Inc.	KNSL	341.66	7,910	224	2.8%	0.70	0.68	0.60%	8.9%
RLI Corp.	RLI	57.04	5,244	115	2.2%	0.53	0.52	0.74%	8.3%
Palomar Holdings, Inc.	PLMR	119.50	3,189	300	9.4%	0.80	0.73	1.02%	9.6%
Skyward Specialty Insurance Group, Inc.	SKWD	43.68	1,946	129	6.6%	0.75	0.70	1.19%	9.6%
Fidelis Insurance Holdings Limited[2]	FIHL	19.11	1,488	856	57.5%	0.72	0.46	1.19%	8.4%
Ategrity Specialty Insurance Company Holdings	ASIC	19.77	950	0	0.0%	0.50	0.50	0.88%	8.3%
Bowhead Specialty Holdings	BOW	22.43	737	146	19.9%	0.63	0.53	0.88%	8.4%
First Quartile					**3.8%**	**0.56**	**0.51**		**8.3%**
Average					**15.1%**	**0.65**	**0.57**		**8.5%**
Median					**10.9%**	**0.68**	**0.54**		**8.3%**
Third Quartile					**19.7%**	**0.73**	**0.66**		**8.8%**

(in millions)

Duff & Phelps Size Premiums			
	Market Capitalization		Size
Decile	Smallest	Largest	Premium
1	$47,157	$3,522,211	-0.01%
2	20,191	46,949	0.33%
3	9,938	20,178	0.49%
4	6,197	9,937	0.60%
5	3,948	6,181	0.74%
6	2,482	3,946	1.02%
7	1,423	2,465	1.19%
8	731	1,417	0.88%
9	305	730	2.66%
10	1	304	4.47%

WACC Analysis	
Unlevered Beta	0.66
Debt / Equity	19.9%
Levered Beta	0.76
Market Risk Premium	5.00%
Risk Free Rate[3]	4.91%
Equity Size Premium[4]	1.77%
Corporate Tax Rate	22.0%
Pre-Tax Cost of Debt[5]	7.75%
Estimated Cost of Equity	**10.5%**
After-Tax Cost of Debt	**6.0%**
Bowhead WACC	**9.8%**

(1) 2-year adjusted daily beta per FactSet.
(2) FIHL is pro-forma for their repurchase of 8,597,170 shares of common stock from CVC Falcon Holdings Limited on March 2, 2026.
(3) Based on 20 U.S. Treasury as of 3/31/2026.
(4) Average size premium given BOW is on the threshold of two size premiums.
(5) Based on November 2025 senior note offering.

Page 5 PRIVATE AND CONFIDENTIAL

KBW KEEFE, BRUYETTE & WOODS
A Stifel Company

This presentation and the information contained herein is confidential and has been prepared exclusively for the benefit and internal use of the Stifel client to whom it is directly addressed and delivered (including such client’s subsidiaries, the “Company”). In connection with the preparation and provision of these materials, Stifel has relied upon and assumed, without independent investigation or verification, the accuracy and completeness of all financial and other information that was made available, supplied, or otherwise communicated to Stifel by or on behalf of the Company and other publicly available information, and Stifel expressly disclaims any responsibility for, or liability in connection with, such information or the Company’s use of these materials. Any analyses of any potential strategic alternatives or transactions that may be available to the Company reflected in these materials (and the other contents hereof) are preliminary and are subject to the assumptions and qualifications set forth herein, as well as further review and modification by KBW. Any valuation ranges or other estimates are solely illustrative and do not purport to be valuation advice in respect of the Company or any other entity (including any potential counterparty to any strategic alternative or transaction) and should not be relied upon as such. Any such advice would only be provided pursuant to an engagement letter or other definitive written agreement entered into between the Company and KBW. These materials are necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of these materials, and subsequent developments may affect the analyses (if any), information or other contents in these materials. These materials do not contain advice in any respect as to the legal, regulatory, tax or accounting consequences of any potential strategic alternatives or transactions on the Company or the Company’s shareholders, and it is the responsibility of such parties to obtain advice on such matters from other qualified professionals. It is understood that these materials are solely for the information of, and directed to, the Company and its Board of Directors in their evaluation of potential strategic alternatives or a transaction and are not to be viewed as definitive or to be relied upon by any shareholder of the Company or any other person or entity. These materials are not intended to, and do not, constitute a valuation of the Company or any other party (including, without limitation, the price or consideration that may be offered or paid in any potential transaction, or in any of the other terms thereof), a fairness opinion, or a recommendation to the Company as to how the Company, its Board of Directors or shareholders should vote or act with respect to any potential strategic alternatives or transactions, and are provided for informational purposes only. Any identification of, or discussion regarding, any third parties in these materials does not purport to indicate the interest or receptiveness of any such party to a strategic alternative or transaction with the Company. Any such indication of interest, and the potential terms of any such transaction, can only be ascertained through substantive negotiations with such third parties KBW cannot and will not guarantee the successful consummation of any potential strategic alternative or transaction referenced herein. In addition, the Company should be aware that in the ordinary course of KBW’s business, it may have had confidential discussions with financial investors or with parties in the Company’s industry group (including competitors) regarding strategic alternatives, including potential transactions. Such discussions may have focused on specific companies and/or presented illustrative data concerning possible transactions involving such companies, which may include the Company. These materials are confidential and are not to be published, quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities or to seek approval for any potential strategic alternatives or transactions, nor shall these materials be used for any other purposes, without KBW’s express written consent. All transaction announcements incled herein appear as a matter of record only. Dollar volume for securities offerings represents full credit to underwriter. KBW is a full-service securities firm which may be engaged at various times, either directly or through its affiliates, in various activities including, without limitation, securities trading, investment management, financing and brokerage activities and financial advisory services for companies, governments and individuals. In the ordinary course of these activities, which may conflict with the interests of the Company, KBW and its affiliates from time-to-time may (i) effect transactions for its own account or the accounts of its customers and hold long or short positions in debt or equity securities or other financial instruments (or related derivative instruments) of the Company or other parties which may be the subject of any engagement or transaction involving the Company; (ii) hold discussions with and provide information to clients, potential clients and other entities regarding various market and strategic matters (including potential strategic alternatives), which entities may include potential counterparties to a transaction or strategic alternative involving the Company, and which matters may have included a possible transaction with the Company; and/or (iii) perform various investment banking, financial advisory and other services for other clients and customers who may have conflicting interests with respect to the Company.  Independence of Research  KBW prohibits its employees from directly or indirectly offering a favorable research rating or specific price target, or offering to change a rating or price target, as consideration or inducement for the receipt of business or for compensation.  Basis of Presentation  References herein to “KBW” collectively refer to Keefe, Bruyette & Woods, Incorporated and other affiliated broker-dealer subsidiaries of Stifel Financial Corp. Unless otherwise indicated, information presented herein with respect to the experience of KBW also includes transactions effected and matters conducted by companies acquired by Stifel (including pending acquisitions publicly announced by KBW), or by KBW personnel while at prior employers  Stifel, Nicolaus & Company, Incorporated | Member SIPC & NYSE | www.stifel.com  Page 4  PRIVATE AND CONFIDENTIAL  U.S. Disclaimer